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February 19, 2024
Ajay Madan Gopal
Via E-mail

Re:         Offer of Employment

Dear Ajay:

Congratulations and welcome to The RealReal, Inc. (“TRR”) team! We are excited to offer you the full-time, exempt position of Chief Financial Officer. You will report to TRR’s Chief Executive Officer. This offer is contingent on successful clearance of your completed background check and receipt of proof of authorization to work in the United States.

Your anticipated start date is March 18, 2024 (the “Start Date”). You will be expected to perform the duties and responsibilities of the position and other reasonable duties and responsibilities as may be assigned to you from time to time. Except as approved by our Chief Legal Officer as it relates to external board or advisory roles, you agree to devote your full time and best efforts to the performance of your duties at TRR and you agree, during your employment with TRR, not to directly or indirectly engage or participate in any other employment, occupation, or other activities which may conflict with your obligations to TRR or the best interests of TRR.

Base Compensation. We are offering you a starting base salary at the annual rate of $500,000, less applicable withholdings and deductions. Wages are paid bi-weekly in accordance with TRR’s normal payroll procedures. Your base salary will be reviewed by TRR’s Board of Directors (the “Board”) beginning in 2025 and annually thereafter.

Work Location. You will work from TRR’s headquarters in San Francisco, California, with regular travel to TRR’s other business locations. Your business travel will be reimbursed by TRR in accordance with its travel and expense policy, as in effect from time to time.

Discretionary Bonus. You will be eligible to participate in The RealReal, Inc. Discretionary Bonus Plan (the “Bonus Plan”), as it may be amended from time to time. Pursuant to the Bonus Plan or any successor plan, you will be provided with the opportunity to earn a cash, discretionary incentive bonus expressed as a percentage of your salary for the relevant period (annual), which amount may be adjusted based on achievement of company and/or individual performance as set in advance by the Board in consultation with you. Determination of bonuses is at the sole and absolute discretion of the Board. Each year, your bonus target will be set at 75% of your base salary. Pursuant to the Bonus Plan, your 2024 bonus opportunity will be prorated to account for your start date. Payment of any bonus is subject to your continuous employment through the date of payment, except as set forth in the CIC Agreement (defined below) or otherwise provided by applicable law. The Board may modify the Bonus Plan at any time, in its sole discretion. Bonus payments are subject to supplemental income tax withholding.

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Benefits. You will also be eligible to receive employee benefits (medical, dental, Discretionary Time Off), according to the terms of the applicable TRR policy or benefit plan, as the same may be amended from time to time.

Equity Compensation. If you accept this role, as a material inducement to your acceptance, TRR will recommend that the Board grant you two equity awards, as follows: (a) 700,000 time-based restricted stock units (“RSUs”), which vest 25% on the first anniversary of the vesting commencement date and in 12 substantially equal quarterly installments thereafter, subject to your continuous employment with TRR through the applicable vesting date; and (b) 550,000 performance-based restricted stock units (“PSUs”), which are eligible to vest over a four-year performance period (the “Performance Period”) based on (i) your continuous employment with TRR and (ii) TRR’s stock price achievement, as summarized below:

Tranche(1)	PSUs Eligible to Vest	Service Condition(2)	Performance Condition(3)
1	100,000	12 months	$5.00
2	100,000	24 months	$7.50
3	150,000	36 months	$10.00
4	200,000	48 months	$15.00

(1) The PSUs will vest on the first date on which both the service condition and performance condition are achieved for the applicable PSU tranche (referred to herein as “time-vesting” and “performance-vesting”, respectively) during the Performance Period.
(2) You must be continuously employed by TRR from the vesting commencement date through the service period set forth above for the applicable PSU tranche to time-vest; provided that the service condition will be deemed satisfied (a) upon the consummation of a “change in control” (as defined in the CIC Agreement) in which the PSUs are not assumed or substituted or (b) upon your termination without “cause” or resignation with “good reason” (in each case, as defined in the CIC Agreement) (i) within the three-month period prior to a change in control or (ii) following a change in control through the 48-month anniversary of the vesting commencement date.
(3) TRR must achieve the stock prices set forth above during the Performance Period for the applicable PSU tranche to performance-vest. Stock price performance will be measured based on the 60-day volume-weighted average price of one share of TRR’s common stock registered on Nasdaq, as well as on the last trading day prior to the occurrence of a Change in Control.

These awards will be consistent with the terms and conditions of TRR’s 2019 Equity Incentive Plan (the “2019 Plan”) and the applicable executive form of award agreements. Following the vesting of the RSUs or PSUs, as applicable, you will receive one share of TRR common stock for each vested RSU or PSU, as applicable, subject to tax withholding. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continued vesting or employment.

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Beginning in 2025, you will also be eligible to participate in the 2019 Plan (or any successor long term incentive plan) on an annual basis and receive annual grants of long-term incentive awards at a level commensurate with your position.

Recoverable Sign-On Bonus. You will also be paid a one-time sign-on bonus of $300,000 (“Sign-On Bonus”), payable on the first regularly scheduled pay date following your Start Date, less applicable withholdings and deductions. If you are terminated by TRR for “cause” or you resign without “good reason” (each term, as defined in the CIC Agreement): (a) on or prior to the first anniversary of the Start Date, you agree to repay 100% of the Sign-On Bonus to TRR within thirty (30) days of your termination of employment; or (b) following the first anniversary of the Start Date but on or before the second anniversary of the Start Date, you agree to repay 50% of the Sign-On Bonus to TRR within thirty (30) days of your termination of employment, in either case, without the necessity of any demand from TRR. You further agree, to the maximum extent permitted by law, that TRR shall be able to recover any legal fees incurred to recover these funds, should TRR prevail in such matter before an arbitrator or court of competent jurisdiction, to the maximum extent permitted by law.

Severance. You will be eligible to enter into TRR’s form Severance and Change in Control Agreement (the “CIC Agreement”), and, upon entry into the CIC Agreement, will be entitled to the compensation and benefits described therein for TRR’s executives (other than the Chief Executive Officer).

Indemnification Agreement. Upon or as soon as practicable after the Start Date, you will be provided with a form of indemnification agreement containing terms no less favorable than any indemnification agreement to which any other TRR officer or director is a party or becomes a party, and such agreement will be amended from time to time to the extent any more favorable terms are subsequently provided to any officer or director.

No conflicts. By signing below, you agree that there is no lawful reason to prevent you from accepting a position with TRR. We also ask that, if you have not already done so, you disclose to TRR any and all agreements relating to your prior employment that may affect your eligibility to be employed by TRR or limit the manner in which you may be employed. It is TRR’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree not to bring any third-party confidential information to TRR, including that of your former employer, and confirm and agree that in performing your duties for TRR you will not in any way utilize any such information.

Company Policies. As a TRR employee, you will be expected to abide by TRR’s rules and policies. Specifically, you will be required on your first day to sign an acknowledgment that you have received, read and that you understand TRR’s rules of conduct which are included in TRR Employee Handbook. Company policies may change from time to time in accordance with applicable laws and in TRR’s sole discretion.

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Clawback Provisions. All incentive compensation paid to you pursuant to this offer or otherwise in connection with your employment with TRR shall be subject to (a) TRR’s clawback policy(ies) and any other clawback, forfeiture or other similar policy adopted by TRR and as in effect from time to time and (b) applicable law, regulation or stock exchange listing requirement. By signing this offer, you are deemed to have acknowledged and consented to TRR’s clawback policy(ies) and TRR’s application, implementation and enforcement of any clawback, forfeiture or other similar policy adopted by TRR and any provision of applicable law or stock exchange listing requirement relating to reduction cancellation, forfeiture or recoupment and to have agreed that TRR may take such actions as may be necessary to effectuate any such policy, requirement or applicable law, without further consideration or action.

Business Protection and Arbitration Agreement. This offer and your employment are conditioned on your execution prior to the Start Date of, and your continued compliance with, a Business Protection and Arbitration Agreement with TRR. A copy of this Business Protection and Arbitration Agreement is enclosed for you to review and consider as an integral part of this employment offer. By your signature below, you acknowledge that nothing in this letter or in any policy or agreement with TRR shall be construed or applied to prohibit or limit you (or your attorney) from initiating communications directly with, responding to any inquiry from, volunteering information (including confidential information) to, or providing testimony before, the Securities and Exchange Commission, the Department of Justice, FINRA, any other self-regulatory organization or any other governmental, law enforcement, or regulatory authority, regarding any reporting of, investigation into, or proceeding concerning suspected violations of law. You further acknowledge that you are not required to advise or seek permission from TRR before engaging in any such activity, but that, in connection with any such activity, you must inform such authority that the information provided is confidential. Despite the foregoing, you are not permitted to reveal to any third-party, including any governmental, law enforcement, or regulatory authority, information you learn during the course of employment with TRR that is protected from disclosure by any applicable privilege, including but not limited to the attorney-client privilege or attorney work product doctrine, as TRR does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information.

At-Will Employment. Your employment is at-will, which means that either TRR or you can terminate your employment at any time with or without notice and with or without cause.

Conditions to Employment. Your job offer is contingent upon a satisfactory background investigation and/or reference checks, in accordance with applicable law. Also, you will need to provide to us evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire.

Severability/Construction. To the extent any provision of this Offer Letter or application of it to any person, place, or circumstance shall be determined to be invalid, unlawful or otherwise unenforceable, in whole or in part, the remainder of the Offer Letter shall remain in full force and effect, and this agreement shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible.

Acceptance of Offer. To accept TRR’s offer, please sign and date this letter in the space provided below, and return them to Todd Suko, TRR’s Chief Legal Officer, no later than February 20, 2024.

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Entire Agreement. This letter, together with the enclosed Business Protection and Arbitration Agreement, sets forth the terms of your employment with TRR and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter and the at-will nature of your employment may not be modified or amended except by a written agreement signed by the Chief Executive Officer or Chief Legal Officer of TRR and you. This offer of employment will terminate if it is not accepted, signed and returned by February 20, 2024.

Once again, congratulations, and we look forward to you joining The RealReal, Inc.

Sincerely,

s/John Koryl
_________________________
By:     John Koryl
Title:     Chief Executive Officer

The RealReal, Inc.

Agreed to and accepted:
s/Ajay Madan Gopal
Signature:         _________________________

Printed Name:        Ajay Madan Gopal

Enclosures:         Business Protection and Arbitration Agreement
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